EXHIBIT 99.1

[SOUTHERN MICHIGAN BANCORP, INC. LETTERHEAD]

FOR IMMEDIATE RELEASE
CONTACT:  John H. Castle, CEO
(517) 279-5500

Southern Michigan Bancorp, Inc. to Reduce Quarterly Dividend to $0.05 per Share - Retaining $1.4 Million in Additional Capital per Year

Coldwater, Michigan, March 19, 2009: Following the lead of a significant number of banks within the industry, Southern Michigan Bancorp, Inc. (OTCBB: SOMC.OB) today announced that the Board of Directors has reduced the Company's quarterly dividend from $0.20 to $0.05 per share, effective for the dividend payable on April 17, 2009 to shareholders of record April 3, 2009. This action will enable Southern to retain an additional $1.4 million in common equity per year.

"This decision is not based on any significant or specific issue, rather, the reduction provides the flexibility for us to better navigate our way through this weakened economy," said John Castle, Chief Executive Officer. "While our capital ratios are strong, we would be remiss to ignore the deterioration in financial markets and economic conditions. Our action today protects the balance sheet even if conditions worsen significantly."

Southern Michigan Bancorp, Inc. is a two bank holding company; the parent company of Southern Michigan Bank & Trust and FNB Financial of Three Rivers. Its 18 offices throughout southern Michigan provide a broad range of consumer, business and wealth management services throughout the region. For more information, please visit the Southern Michigan Bank & Trust website, www.smb-t.com.